Exhibit 99.1

NEWS RELEASE
Astronics Corporation ×130 Commerce Way × East Aurora, NY × 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Net Income Up 43% on 13%
Increase in Sales for Third Quarter 2011
•	2011 third quarter sales achieved a new record at $56.4 million

•	2011 third quarter diluted earnings per share of $0.52, up 41% from $0.37 in 2010 third quarter

•	Tightened 2011 revenue guidance to range of $222 million to $225 million
EAST AURORA, NY November 3, 2011 — Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported financial results for the three and nine months ended October 1, 2011.

	Three Months Ended			Nine months Ended
	Oct 1,	Oct 2,	%	Oct 1,	Oct 2,	%
	2011	2010	Change	2011	2010	Change

Sales	$56,404	$49,906	13%	$167,007	$143,931	16%
Gross profit	$14,255	$12,893	11%	$43,147	$35,124	23%
Gross margin	25%	26%		26%	24%
SG&A	$6,360	$5,679	12%	$19,849	$17,183	16%
SG&A percent to sales	11%	11%		12%	12%
Income from Operations	$7,895	$7,214	9%	$23,298	$17,941	30%
Operating margin %	14%	15%		14%	13%
Net Income	$6,665	$4,647	43%	$16,422	$10,477	57%
Net Income %	12%	9%		10%	7%
Peter J. Gundermann, President and Chief Executive Officer, commented, “We had another solid quarter with record quarterly sales of $56 million and record net income equal to 12% of sales. We also had record quarterly bookings of $64.5 million as we continue to see strong demand in most of our markets.”
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Astronics Corporation Reports Net Income Up 43% on 13% Increase in Sales for Third quarter 2011
November 3, 2011
Sales in the third quarter of 2011 were $56.4 million, up $6.5 million, or 13.0%, from the prior year third quarter. Aerospace sales, which represented approximately 95% of total third quarter sales, increased 16.3% over the prior year period to $53.5 million. Test Systems sales decreased to $2.9 million for the third quarter 2011 compared with last year’s third quarter of $3.9 million. Sales for the first nine months of 2011 were $167.0 million, up $23.1 million, or 16.0%, from the same period last year. Aerospace sales, which represented approximately 93% of total year-to-date sales, increased 17.2% over the prior year period to $155.7 million. Test Systems sales were $11.3 million compared with $11.1 million in the first nine months of 2010.
Net income in the third quarter of 2011 was $6.7 million, or $0.52 per diluted share, compared with net income of $4.6 million, or $0.37 per diluted share, in the same period of last year. Year-to-date net income for the first nine months of 2011 was $16.4 million, or $1.28 per diluted share, compared with net income of $10.5 million, or $0.85 per diluted share, in the same period of last year. The lower effective tax rate in the 2011 third quarter and year-to-date periods of 11% and 25%, respectively, reflected a $1.3 million reduction in income tax reserves related to research and development tax credits established in prior years. Earnings per share for the year-to-date period and 2010 periods have been restated to reflect the impact of the one-for-ten Class B stock distribution to shareholders of record on August 16, 2011.
Consolidated operating margin in the 2011 third quarter was 14.0% compared with 14.5% in the prior year period. Leverage from increased sales was offset by increased engineering and development (E&D) costs. E&D costs were $9.5 million in the 2011 third quarter compared with $6.9 million in last year’s third quarter.
Year-to-date consolidated operating margin increased to 14.0% from 12.5% in the prior year, reflecting the leverage gained from increased sales offset partially by increases in both engineering and development costs, as well as increased selling, general and administrative costs. SG&A increased primarily as a result of increased year-to-date legal costs of $1.1 million as compared with the prior year. Year-to-date E&D costs were $26.6 million and $21.0 million in 2011 and 2010, respectively.
The Company expects E&D expenditures for 2011, which are included in cost of goods sold, to be in the range of $34 million to $35 million, up from its previous range of $32 million to $34 million.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Third quarter and year-to-date sales to the Commercial Transport market increased on higher demand for Cabin Electronics products, as well as increased sales of Aircraft Lighting Products. Third quarter and year-to-date Military sales were up primarily as a result of improved Airframe Power sales related to deliveries of power control units for the Tactical Tomahawk missile. Third quarter sales to the Business Jet market reflected increased Airframe Power and Aircraft Lighting sales. The decrease in third quarter and year-to-date FAA/Airport sales was due to decreased revenue from airport turnkey projects in 2011 and lower order rates from the FAA in 2011.
Aerospace operating profit for the third quarter of 2011 was $9.9 million, or 18.5% of sales, compared with $8.8 million, or 19.1% of sales, in the same period last year. Year-to-date operating profit was $28.2 million in 2011, or 18.1% of sales, compared with $22.3 million, or 16.8% of sales year-to-date in the first nine months of 2010. The decline in the 2011 third quarter margin was due to higher E&D costs and increased SG&A costs offset by the leverage from the increased sales volume. The year-to-date margin improvement was due to the leverage provided on the increased sales volume offset somewhat by increased E&D costs and increased legal and compensation costs.
Bookings for the Aerospace segment during the third quarter were $61.7 million, up 6.0% from $58.3 million in the third quarter of 2010, and up 12.2% from bookings of $55.0 million in the trailing second quarter of 2011. Backlog at the end of the third quarter was $101.4 million.
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Astronics Corporation Reports Net Income Up 43% on 13% Increase in Sales for Third quarter 2011
November 3, 2011
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Sales in the 2011 third quarter decreased to $2.9 million when compared with $3.9 million for the same period in 2010. Year-to-date sales for 2011 increased slightly to $11.4 million compared with $11.1 million for the same period last year.
Test Systems operating loss for the third quarter of 2011 was $0.8 million compared with an operating loss of $0.6 million in the same period last year. For the first nine months of 2011, Test Systems operating loss was unchanged at $1.4 million compared with the same period last year.
Test Systems bookings in the third quarter were $2.8 million compared with $4.4 million in the third quarter of 2010, and down from the trailing 2011 second quarter, which had bookings of $3.5 million. Backlog was $8.8 million at the end of the third quarter.
Balance Sheet
Cash at the end of the 2011 third quarter declined by $2.1 million to $20.6 million compared with December 31, 2010, primarily as a result of cash used for capital expenditures. Cash was up at the end of the quarter from $16.1 million at the end of the trailing second quarter this year.
Capital expenditures during the third quarter and first nine months of 2011 were $5.9 million and $12.9 million, respectively, compared with $1.1 million and $2.6 million in 2010, respectively.
During the third quarter, the Company closed on its purchase of the building that it had been leasing in Fort Lauderdale, Florida, for approximately $5.1 million. Additionally, in the second quarter of 2011, the Company acquired a partially completed building located near its present Redmond, Washington, operation for approximately $5.2 million. The Company expects to invest an additional $7 million to $8 million, primarily in 2012, to build-out this facility. Astronics Advanced Electronic Systems Corp plans on moving into the new building in early 2013.
The Company expects capital spending in 2011 to be approximately $14 million to $15 million.
Outlook
On October 1, 2011, backlog was $110.2 million, up from backlog of $102.1 million at the end of the trailing second quarter of 2011 and slightly improved over backlog of $110.0 million at the end of the third quarter of 2010. Approximately $56 million of this backlog is expected to ship by the end of 2011 and $95 million is expected to ship over the next four quarters.
Mr. Gundermann concluded, “We are tightening our revenue forecast for 2011 to be in the range of $222 million to $225 million. We have seen some test systems revenue shift farther out than we had previously expected, but with the strength we are realizing in the Aerospace segment we remain on track for revenue to be in the middle of our previous guidance.”
Astronics anticipates that approximately $208 million to $210 million of forecasted revenue will be from its Aerospace segment, while approximately $14 million to $15 million of the forecasted revenue will be from its Test Systems segment.
Third quarter 2011 Webcast and Conference Call
The Company will host a teleconference at 11:00 AM ET on Thursday, November 3, 2011. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 380566. The telephonic replay will be available from 2:00 p.m. on the day of the call through Thursday, November 10, 2011. A transcript will also be posted to the Company’s Web site, once available.
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Astronics Corporation Reports Net Income Up 43% on 13% Increase in Sales for Third quarter 2011
November 3, 2011
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., DME Corporation and Luminescent Systems Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports Net Income Up 43% on 13% Increase in Sales for Third quarter 2011
November 3, 2011
ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine months Ended
	10/1/2011	10/2/2010	10/1/2011	10/2/2010
Sales	$56,404	$49,906	$167,007	$143,931
Cost of products sold	42,149	37,013	123,860	108,807

Gross profit	14,255	12,893	43,147	35,124
Gross margin	25.3%	25.8%	25.8%	24.4%

Selling, general and administrative	6,360	5,679	19,849	17,183
SG&A % of Sales	11.3%	11.4	11.9%	11.9%

Income from operations	7,895	7,214	23,298	17,941
Operating margin	14.0%	14.5%	14.0%	12.5%

Interest expense, net	390	641	1,461	1,962

Income before tax	7,505	6,573	21,837	15,979
Income tax expense	840	1,926	5,415	5,502

Net Income	$6,665	$4,647	$16,422	$10,477

Net income % of Sales	11.8%	9.3%	9.8%	7.3%

*Basic earnings per share:	$0.55	$0.39	$1.36	$0.88
*Diluted earnings per share:	$0.52	$0.37	$1.28	$0.85

*Weighted average diluted shares outstanding	12,926	12,474	12,863	12,318

Capital Expenditures	$5,896	$1,088	$12,875	$2,574
Depreciation and Amortization	$1,198	$1,194	$3,592	$3,657

*	All share quantities and per share data reported for 2010 has been restated to reflect the impact of the one-for-ten Class B stock distribution to shareholders of record on August 16, 2011.
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Astronics Corporation Reports Net Income Up 43% on 13% Increase in Sales for Third quarter 2011
November 3, 2011
ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
( in thousands)

	10/1/2011	12/31/2010
	(Unaudited)
ASSETS:
Cash and cash equivalents	$20,612	$22,709
Accounts receivable	37,036	30,941
Inventories	40,015	37,763
Other current assets	6,724	5,727
Property, plant and equipment, net	40,819	30,873
Deferred taxes long-term	5,769	6,883
Other long-term assets	3,119	3,342
Intangible assets	4,721	5,040
Goodwill	7,516	7,610

Total Assets	$166,331	$150,888

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$5,297	$5,314
Accounts payable and accrued expenses	26,977	25,971
Long-term debt	29,356	33,264
Other liabilities	8,460	9,124
Shareholders’ equity	96,241	77,215

Total Liabilities and Shareholders’ Equity	$166,331	$150,888

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Nine months Ended
	10/1/2011	10/2/2010	10/1/2011	10/2/2010
Sales
Aerospace	$53,509	$46,024	$155,650	$132,813
Test Systems	2,895	3,882	11,357	11,118

Total Sales	56,404	49,906	167,007	143,931

Operating Profit (Loss) and Margins
Aerospace	9,897	8,778	28,223	22,269
	18.5%	19.1%	18.1%	16.8%
Test Systems	(832)	(565)	(1,360)	(1,371)
	(28.7)%	(14.6)%	(12.0)%	(12.3)%

Total Operating Profit	9,065	8,213	26,863	20,898

Interest Expense	390	641	1,461	1,962
Corporate Expenses and Other	1,170	999	3,565	2,957

Income Before Taxes	$7,505	$6,573	$21,837	$15,979

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Astronics Corporation Reports Net Income Up 43% on 13% Increase in Sales for Third quarter 2011
November 3, 2011
ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Nine months Ended			2011
	10/1/2011	10/2/2010	% change	10/1/2011	10/2/2010	% change	YTD %
Aerospace Segment
Commercial Transport	$35,259	$28,627	23%	$102,456	$80,963	27%	61%
Military	8,737	7,349	19%	25,916	25,267	3%	16%
Business Jet	6,363	5,285	20%	20,425	17,257	18%	12%
FAA/Airport	3,150	4,763	(34)%	6,853	9,326	(27)%	4%

Aerospace Total	53,509	46,024	16%	155,650	132,813	17%	93%

Test Systems Segment
Military	2,895	3,882	(25)%	11,357	11,118	2%	7%

Total	$56,404	$49,906	13%	$167,007	$143,931	16%	100.0%

ASTRONICS CORPORATION
SALES BY PRODUCT
(Unaudited, $ in thousands)

	Three Months Ended			Nine months Ended			2011
	10/1/2011	10/2/2010	% change	10/1/2011	10/2/2010	% change	YTD %

Aerospace Segment
Cabin Electronics	$28,403	$22,908	24%	$81,352	$63,491	28%	49%
Aircraft Lighting	16,936	15,400	10%	52,657	48,720	8%	31%
Airframe Power	5,020	2,953	70%	14,788	11,276	31%	9%
Airfield Lighting	3,150	4,763	(34)%	6,853	9,326	(27)%	4%

Aerospace Total	53,509	46,024	16%	155,650	132,813	17%	93%

Test Systems Segment	2,895	3,882	(25)%	11,357	11,118	2%	7%

Total	$56,404	$49,906	13%	$167,007	$143,931	16%	100.0%

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Astronics Corporation Reports Net Income Up 43% on 13% Increase in Sales for Third quarter 2011
November 3, 2011
ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)

	Q4	Q1	Q2	Q3	Trailing 12
	2010	2011	2011	2011	Months
	12/31/2010	4/2/2011	7/2/2011	10/1/2011	10/1/2011
Sales
Aerospace	$46,773	$50,199	$51,942	$53,509	$202,423
Test Systems	5,050	4,929	3,533	2,895	16,407

Total Sales	$51,823	$55,128	$55,475	$56,404	$218,830

Bookings
Aerospace	$40,378	$48,682	$55,029	$61,718	$205,807
Test Systems	1,224	5,756	3,459	2,761	13,200

Total Bookings	$41,602	$54,438	$58,488	$64,479	$219,007

Backlog
Aerospace	$91,573	$90,056	$93,143	$101,352	N/A
Test Systems	8,216	9,043	8,969	8,835	N/A

Total Backlog	$99,789	$99,099	$102,112	$110,187	N/A

Book:Bill Ratio
Aerospace	0.86	0.97	1.06	1.15	1.02
Test Systems	0.24	1.17	0.98	0.95	0.80

Total Book:Bill	0.80	0.99	1.05	1.14	1.00